Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-162193
333-162193-01

Addendum to the accompanying Prospectus dated September 29, 2009 or Prospectus dated February 8, 2010 and Prospectus Supplement dated September 29, 2009 or
Prospectus Supplement dated February 8, 2010

Debt Securities

THE ROYAL BANK OF SCOTLAND N.V.
(formerly known as ABN AMRO Bank N.V.)
fully and unconditionally guaranteed by
RBS Holdings N.V.
(formerly know as ABN AMRO Holding N.V.)

      On February 6, 2010, ABN AMRO Bank N.V. changed its name to “The Royal Bank of Scotland N.V.,” and on April 1, 2010, ABN AMRO Holding N.V. changed its name to “RBS Holdings N.V.”  All references in the accompanying term sheet or pricing supplement, any related product supplement or underlying supplement, the prospectus supplement dated September 29, 2009 or the prospectus supplement dated February 8, 2010, as applicable, and the prospectus dated September 29, 2009 or the prospectus dated February 8, 2010, as applicable, to (1) “ABN AMRO Bank N.V.” (except to the extent such reference is to the new legal entity named ABN AMRO Bank N.V. that is owned by the State of the Netherlands as discussed below) should be deemed to refer to “The Royal Bank of Scotland N.V.” and (2) “ABN AMRO Holding N.V.” should be deemed to refer to “RBS Holdings N.V.”  We refer to all these documents as the “Offering Documents.”

      The name changes are not changes of the legal entities that issued or will issue and guaranteed or will guarantee the securities (the “Securities”) referred to in the Offering Documents, and they do not affect any of the terms of the Securities.  The Securities will continue to be issued by The Royal Bank of Scotland N.V. and fully and unconditionally guaranteed by The Royal Bank of Scotland N.V.’s parent company, RBS Holdings N.V.

      While the name “ABN AMRO Bank N.V.” is used by a separate legal entity that is owned by the State of the Netherlands, nether the new entity named ABN AMRO Bank N.V. nor the State of the Netherlands will, in any way, guarantee or otherwise support the obligations under the Securities.

      The Royal Bank of Scotland N.V. and RBS Holdings N.V. are both affiliates of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc; however, none of The Royal Bank of Scotland plc, The Royal Bank of Scotland Group plc or the UK government, in any way, guarantees or otherwise supports the obligations under the Securities.

       The Royal Bank of Scotland N.V. and RBS Securities Inc. will, and other affiliates of The Royal Bank of Scotland N.V. may, use this addendum and the other Offering Documents in connection with new offerings of Securities or in connection with offers and sales of Securities in market-making transactions.

RBS Securities Inc.

Addendum dated April 2, 2010